Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE: IMMEDIATELY

FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman

610-581-4800 or

610-525-2531 (evening)

tpeters@bmtc.com

J. Duncan Smith, CFO

610-526-2466 or

610-306-8489 (evening)

jdsmith@bmtc.com

Bryn Mawr Bank Corporation Announces Shareholder Approval of a Proposal to Increase the Number of Authorized Shares of Common Stock

BRYN MAWR, Pa. November 21, 2007—Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today announced that at a Special Meeting of Shareholders held on November 20, 2007, shareholders voted to approve a proposal to increase the number of authorized shares of common stock available from 25,000,000 shares to 100,000,000 shares. The Board of Directors had recommended increasing the number of authorized shares of common stock for possible future financing of acquisitions, to permit stock splits or stock dividends, or to take advantage of other business opportunities that may become available.

“The Board of Directors is pleased that shareholders have approved this important proposal and once again demonstrated their confidence in this management team,” said Ted Peters, Chairman and Chief Executive Officer of Bryn Mawr Bank Corporation. He further stated, “Approval of this proposal greatly enhances our flexibility to pursue strategic opportunities that are in the best interest of the Corporation.”

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, target, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

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